Exhibit 99.1

1801 E. St. Andrew Place, Santa Ana, CA 92705 (714) 466-1000 Fax (714) 466-5800	FOR IMMEDIATE RELEASE Powerwave Contact: Kevin Michaels (714) 466-1608

POWERWAVE TECHNOLOGIES COMPLETES PRIVATE

PLACEMENT OF $150 MILLION OF

CONVERTIBLE SUBORDINATED NOTES

SANTA ANA, Calif., September 24, 2007 - Powerwave Technologies, Inc. (NASDAQ: PWAV) today announced it closed a private placement of $150 million aggregate principal amount of convertible subordinated notes due September 2027, with a 3.875% interest rate. The notes are convertible into common stock of Powerwave at a conversion price of $8.71 per share. Powerwave may redeem the notes beginning on or after October 8, 2013 until October 7, 2014, if the closing price of Powerwave’s common stock is more than 130% of the then applicable conversion price for at least 20 trading days within a 30 consecutive trading day period. The notes may be redeemed by Powerwave at any time after October 8, 2014. The Company received net cash proceeds of approximately $145.5 million after deduction of placement fees.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security of the Company. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

POWERWAVE COMPLETES CONVERTIBLE NOTE OFFERING

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

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